Exhibit 99.1

News Release

911 Panorama Trail South • Rochester, NY 14625 • paychex.com

Paychex Expands Board of Directors, Appoints New Member

Experienced executive, J.Michael Hansen, appointed to Paychex Board of Directors

Rochester, N.Y. (January 20, 2026) – Paychex, Inc. (Nasdaq: PAYX), an industry-leading human capital management (HCM) company, announced today that the company’s Board of Directors has voted to expand to 11 members from 10 members. The Board has also appointed J. Michael Hansen to fill the new position as an independent director.

Mr. Hansen brings deep financial expertise, having served as Executive Vice President & Chief Financial Officer (CFO) of Cintas Corporation (Nasdaq: CTAS) for more than 10 years. Upon his retirement as CFO in May 2025, Mr. Hansen transitioned to a new role as Assistant to the Chief Executive Officer of Cintas.

In addition to his prior role as CFO of Cintas, Mr. Hansen held various other significant positions at the company during his 30 year tenure, contributing to his comprehensive understanding of financial operations and strategy. While at Cintas, Mr. Hansen served on the Board of Directors of Paycor HCM, Inc. (Paycor) from 2008 to 2018. Paychex acquired Paycor in April 2025. Prior to his tenure at Cintas, Mr. Hansen served as a senior auditor with Ernst & Young and Rockwell Corporation.

“Mike Hansen brings a wealth of knowledge and extensive experience to the Paychex Board of Directors,” said Paychex Chairman of the Board, Martin Mucci. “His expertise and strategic insights, honed through his tenure at Cintas, align seamlessly with our purpose of helping businesses succeed. Mike is a strong addition to the Board, and I am confident that his contributions will be invaluable as we continue to drive sustained growth and excellence at Paychex.”

Mr. Hansen holds a Bachelor of Science degree in Business Administration, with a concentration in accounting, from Washington University in St. Louis.

Mr. Hansen’s appointment to the Paychex Board of Directors is effective immediately. He has been appointed to serve on the Board’s Audit Committee.

About Paychex
Paychex, Inc. (Nasdaq: PAYX) is the digitally driven HR leader that is reimagining how companies address the needs of today’s workforce with the most comprehensive, flexible, and innovative HCM solutions for organizations of all sizes. Offering a full spectrum of HR advisory and employee solutions, Paychex pays 1 out of every 11 American private sector workers and is raising the bar in HCM for approximately 800,000 customers in the U.S. and Europe. Every member of the Paychex team is committed to fulfilling the company’s purpose of helping businesses succeed. Visit paychex.com to learn more.

Exhibit 99.1

Investor Relations
Rachel White
Head of Investor Relations
Paychex, Inc.
(585) 216-0822
investors@paychex.com